Exhibit 99.1

PRESS RELEASE
For Immediate Release

ORPHAN MEDICAL REPORTS 2004 RESULTS

Same-Product Revenue in 2004 Increases 78 Percent,

Reaching Record $21.3 Million; Loss from Operations Decreases

30 Percent to $13.2 million in 2004

MINNEAPOLIS, MN — February 16, 2005 — Orphan Medical, Inc. (Nasdaq: ORPH) reported revenue from marketed products grew 37 percent to $21.3 million for the year ended December 31, 2004, compared to $15.5 million in the year-ago period, which includes $3.5 million from products divested in 2003.  Same-product sales grew 78 percent in 2004.  Total revenue for the year ended December 31, 2004, was a record $23.8 million.

All products, Xyrem® (sodium oxybate) oral solution, Antizol® (fomepizole) Injection and Cystadane® (betaine anhydrous for oral solution), contributed to the year’s strong performance.  Xyrem revenue increased 165 percent over the prior year, contributing $10.6 million to 2004 total revenue.  Fourth-quarter Xyrem sales were $3.5 million, up 16 percent sequentially from the third quarter.  Antizol and Cystadane revenue for the year grew to $10.7 million.  Licensing and royalty revenue in 2004 contributed an additional $2.4 million of revenue. This included a milestone payment and an amortized portion of the upfront payment related to the European licensing of Xyrem.

John H. Bullion, Orphan Medical’s Chief Executive Officer, stated, “Our conviction that Xyrem sales will reach $20 million in 2005 is based on the strong growth of prescriptions during 2004. The depth and breadth of the use of Xyrem continues to increase.  More than 2,100 physicians have prescribed Xyrem to an average of over five patients.  Finally, we anticipate that our current cash balances and expected cash inflows from revenue and milestone payments will be sufficient to support the Company’s programs into 2006.”

The 2004 net loss attributable to common shareholders was $14.0 million, or $1.26 per diluted share, compared to the net loss in 2003 of $19.7 million, or $1.51 per diluted share, excluding the $29.8 million net gain from the divestment of products in 2003.  In 2003 the Company reported net income attributable to common shareholders of $10.1 million, or $0.85 per diluted share. Gross margins on product revenue increased to 86 percent in 2004, up from 84 percent a year ago.

Sales and marketing expenses were $16.6 million in 2004, largely unchanged from the $16.4 million reported for 2003. Product development expenses grew 22 percent in 2004 to $13.2 million from $10.8 million in the prior year, primarily due to the two Xyrem Phase III (b) trials.  General and administrative expenses decreased 11 percent to $4.2 million in 2004 from $4.8 million the prior year, due to expense reductions related to the product divestments.

As of December 31, 2004, Orphan Medical had approximately $12.7 million in cash.  The Company used approximately $2.1 million of cash during the fourth quarter of 2004, compared to $400,000 in the third quarter of 2004.

Fourth Quarter, 2004

Product revenue for the fourth quarter ended December 31, 2004, was $5.3 million, an increase of 46 percent compared to the fourth quarter of 2003.  Total revenue in the fourth quarter, including licensing and royalty revenue, was $5.9 million, a 62 percent increase over total revenue in the fourth quarter of 2003.

Fourth-quarter Xyrem revenue increased to $3.5 million, or 141 percent above the year-ago period.  Antizol and Cystadane revenue was $1.8 million for the quarter. Total revenue for the fourth quarter of 2004 included $400,000 from amortization of the upfront licensing payment received from Celltech Pharmaceuticals (UCB Pharma) for the European marketing rights for Xyrem.

The net loss attributable to common shareholders in the fourth quarter of 2004 was $3.3 million, or 28 cents per diluted share, compared to a net loss attributable to common shareholders of $6.5 million, or 60 cents per diluted share, in the fourth quarter of 2003.

Total expenses in the fourth quarter decreased 10 percent to $8.9 million, compared to $9.9 in the fourth quarter of 2003.  Product development expenses were $3.1 million, compared to $3.4 million in the year-ago quarter, reflecting the decline in expenses related to two Xyrem Phase III (b) trials designed to support the indication of excessive daytime sleepiness (EDS) in narcolepsy.  The results of those trials were submitted to the Food and Drug Administration (FDA) as part of a Supplemental New Drug Application (sNDA) in January 2005.  Due to the timing of certain programs, sales and marketing expenses decreased to $4.0 million from $5.0 million in the fourth quarter of 2003.  General and administrative expenses were $1.2 million, compared to $1.0 million for the same period in 2003.

Outlook for 2005

The Company expects total revenue for 2005 to exceed $35.0 million, with Xyrem revenue contributing $20.0 million, other product revenue of nearly $11.0 million, and milestone revenue of approximately $4.0 million.

Development spending is expected to increase in the first half of 2005 compared to the fourth quarter of 2004 as a result of the Company’s clinical trial evaluating Xyrem as a treatment for fibromyalgia and continued spending for other development programs.  The Company expects sales and marketing spending during 2005 to be approximately $4.5 million per quarter, which includes spending in preparation for the anticipated approval of the Xyrem sNDA. General and administrative expenses in 2005 are expected to be consistent with 2004 spending levels.

Commenting on the year ahead, Bullion added, “We have exciting milestones coming in 2005.  The results from the fibromyalgia trial will be available mid-summer, and we expect FDA action on our sNDA in the fourth quarter.  UCB Pharma expects action later this year on its request for approval to market Xyrem in Europe.  We also anticipate that we’ll have results to report on some of our Phase IV programs.”

Xyrem Development Programs

The Company submitted a sNDA for Xyrem to the FDA on January 18, 2005.   The sNDA is expected to expand the Xyrem label to encompass in the other primary symptoms of narcolepsy, specifically the reduction of EDS and the improvement in fragmented nighttime sleep, in addition to the established efficacy of Xyrem in treating cataplexy.

About Narcolepsy

Narcolepsy is a chronic, debilitating neurological disease whose primary symptoms are excessive daytime sleepiness, fragmented nighttime sleep and cataplexy.  Cataplexy, a sudden loss of muscle tone, is usually triggered by strong emotions such as laughter, anger or surprise.  All patients with narcolepsy suffer from excessive daytime sleepiness and an estimated 60 to 90 percent suffer from cataplexy.  Patients often selectively isolate themselves from social interaction with others resulting in a worsening effect on a patient’s quality of life.  Narcolepsy afflicts 100,000 to 140,000 Americans of which an estimated 50,000 receive some form of treatment for their symptoms.

About Fibromyalgia

Fibromyalgia is a chronic condition that is estimated to affect as many as four million individuals in the United States and represents a market opportunity in excess of $1 billion dollars per year. The disease is characterized by widespread muscle pain and stiffness and affects women three times more often than men. Other symptoms include persistent fatigue, headaches, cognitive or memory impairment, morning stiffness and non-restorative sleep.

Conference Call

The Orphan Medical 2004 Fourth-Quarter Conference Call will be broadcast live over the Internet on Wednesday, February 16, 2005, at 10:00 a.m. Eastern Time. The Orphan Medical management team will host the call to discuss results for the quarter and year and to answer questions.  To access the Webcast, go to the investor section of the Orphan Medical Web site at http://www.orphan.com and click on the Webcast icon. A replay of the Webcast will be available at the same address for two weeks.

-Tables Follow-

CONDENSED STATEMENT OF OPERATIONS

	(Unaudited)		(Unaudited)
	For the Three Months Ended December 31,		For the Year Ended December 31,
(000’s except for per share data)	2004	2003	2004	2003
Product revenue, net	$5,288	$3,627	$21,337	$15,526
Licensing and royalty revenue	577	—	2,431	—
Total revenue	5,865	3,627	23,768	15,526

Operating expenses:
Cost of sales	703	450	2,952	2,415
Product development	3,096	3,424	13,221	10,805
Sales and marketing	3,987	5,006	16,583	16,361
General and administrative	1,160	1,027	4,245	4,773
Total operating expenses	8,946	9,907	37,001	34,354
Loss from operations	(3,081)	(6,280)	(13,233)	(18,828)

Interest income	76	58	208	135
Interest expense	—	(35)	(22)	(119)
Other income, net	—	17	—	51
Gain on divestment of products	—	—	—	30,267

Net (loss) income before taxes	(3,005)	(6,240)	(13,047)	11,506
Income tax expense	—	—	-	509
Net (loss) income	(3,005)	(6,240)	(13,047)	10,997
Less: Preferred stock dividend	245	239	967	945

Net (loss) income attributable to common shareholders	$(3,250)	$(6,479)	$(14,014)	$10,052

(Loss) income per common share applicable to common shareholders
Basic	$(0.28)	$(0.60)	$(1.26)	$0.95
Diluted	$(0.28)	$(0.60)	$(1.26)	$0.85

Weighted average number of shares outstanding
Basic	11,423,126	10,746,203	11,087,324	10,612,965
Diluted	11,423,126	10,746,203	11,087,324	12,966,954

SELECTED BALANCE SHEET DATA

	December 31, 2004	December 31, 2003
Assets
Cash and cash equivalent	$12,709	$23,285
Other assets	5,923	6,037
Total assets	$18,632	$29,322

Liabilities and shareholders’ equity
Current liabilities	$7,799	$8,764
Non-current liabilities	43	62
Shareholders’ equity	10,790	20,496
Total liabilities and shareholders’ equity	$18,632	$29,322

About Orphan Medical, Inc.

Orphan Medical acquires, develops and markets pharmaceuticals of high medical value for inadequately treated and uncommon central nervous system (CNS) diseases treated by specialist physicians. Xyrem has now been assessed as a treatment for the full range of narcolepsy symptoms including excessive daytime sleepiness. The Company is also conducting a trial to evaluate Xyrem as a treatment for symptoms of fibromyalgia syndrome. Orphan Medical’s Internet Web site address is www.orphan.com

Contact:	Tim McGrath (CFO)	(952) 513-6900
Orphan Medical, Inc.

	Matt Sullivan/Sandy Swanson	(612) 455-1700
Padilla Speer Beardsley

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The information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “expects,” “anticipates,” “intends,” “may,” “should,” “plans,” “believes,” “seeks,” “estimates,” “could,” “would” or the negative of such terms or other comparable terminology. Such forward-looking statements are based upon current expectations and beliefs and involve numerous risks and uncertainties, both known and unknown, that could cause actual events or results to differ materially from these forward-looking statements. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These are set forth in the cautionary statements included in Orphan Medical’s most recent Form 10-Q or Form 10-K filed with the Securities and Exchange Commission. (These documents can be accessed through the Orphan Medical Web site at http://www.orphan.com). All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.